Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES PROPOSED PRIVATE PLACEMENT

OF $400 MILLION OF SENIOR NOTES DUE 2020

RADNOR, PA (Business Wire) April 3, 2013 – Penn Virginia Corporation (NYSE: PVA) (“PVA”) announced today that it intends to offer, subject to market and other conditions, $400 million aggregate principal amount of senior notes due 2020 in a private placement to eligible purchasers (the “Offering”). PVA intends to use substantially all of the net proceeds from the Offering to finance a portion of the purchase price for its separately announced pending Eagle Ford Shale acquisition.

The notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws or blue sky laws and foreign securities laws.

The notes and the related guarantees will be offered only to qualified institutional buyers under Rule 144A under the Securities Act and to persons outside the United States under Regulation S under the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offers of the notes and the related guarantees will be made only by means of a private offering memorandum.

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Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged primarily in the development, exploration and production of oil and natural gas in various domestic onshore regions including Texas, Oklahoma, Mississippi and Pennsylvania. For more information, please visit our website at www.pennvirginia.com.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com